As filed with the Securities and Exchange Commission on November 4, 2013
File Nos. 333-121061
811-05845
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form N-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933	☒
Pre-Effective Amendment No.	☐
Post-Effective Amendment No. 14	☒
and
REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940	☒
Amendment No. 54	☒

Invesco
Senior Loan Fund
(Exact Name of Registrant as Specified in Declaration of Trust)

1555 Peachtree Street, NE, Atlanta, Georgia 30309
(Address of Principal Executive Offices)

(713) 626-1919
(Registrant’s Telephone Number, including Area Code)

John M. Zerr, Esq.
11 Greenway Plaza
Suite 1000
Houston, Texas 77046
(713) 626-1919
(Name and Address of Agent for Service)

Copies to:

Michael K. Hoffman, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, New York 10036
(212) 735-3000

Approximate date of proposed public offering: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  [X]

It is proposed that this filing will become effective:

☐	when declared effective pursuant to section 8(c) of the Securities Act of 1933

☐	immediately upon filing pursuant to paragraph (b) of Rule 486

☒	On November 8, 2013 pursuant to paragraph (b)(1)(iii) of Rule 486

☐	60 days after filing pursuant to paragraph (a) of Rule 486

☐	on (date) pursuant to paragraph (a) of Rule 486

If appropriate, check the following box:

☒	This post-effective amendment designates a new effective date for a previously filed post-effective amendment.

Contents of Registration Statement

Cover Page

This Post-Effective Amendment No. 14, Amendment No. 54 to the Registrant’s Registration Statement on Form N-2 is being filed pursuant to Rule 486(b)(1)(iii) under the Securities Act of 1933, as amended (the “Securities Act”), and the Investment Company Act of 1940, as amended, solely to designate November 8, 2013 as the new effective date for Post-Effective Amendment No. 13, Amendment No. 53 filed pursuant to Rule 486(a) under the Securities Act on September 6, 2013. This Post-Effective Amendment No. 14, Amendment No. 54 neither amends nor supersedes any information contained in Post-Effective Amendment No. 13, Amendment No. 53.

Contents of Registration Statement

Prospectus and Statement of Additional Information — Invesco Senior Loan Fund — incorporated by reference to Post-Effective Amendment No. 13, Amendment No. 53 to the Registrant’s Registration Statement on Form N-2 filed on September 6, 2013, Edgar Accession No. 0000950123-13-007387.

Part C — incorporated by reference to Post-Effective Amendment No. 13, Amendment No. 53 to the Registrant’s Registration Statement on Form N-2 filed on September 6, 2013, Edgar Accession No. 0000950123-13-007387.

Signature Page

The sole purpose of this filing is to delay the effective date for the Registrant’s Post-Effective Amendment No. 13, Amendment No. 53 to the Registration Statement on Form N-2 filed with the Securities and Exchange Commission on September 6, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “1933 Act”), and the Investment Company Act of 1940, as amended, the Registrant, Invesco Senior Loan Fund, certifies that it meets all the requirements for effectiveness of this Amendment to the Registration Statement pursuant to Rule 486(b) under the 1933 Act and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized in the City of Houston, and the State of Texas, on the 4th day of November, 2013.

Invesco Senior Loan Fund

By:	/s/ Colin Meadows
Colin Meadows
President and Principal Executive Officer

Pursuant to the requirements of the 1933 Act, this amendment to the Registration Statement has been signed on November 4, 2013 by the following persons in the capacities indicated:

Signatures	Title

Principal Executive Officer:

/s/ Colin Meadows Colin Meadows	President and Principal Executive Officer

Principal Financial Officer:

/s/ Sheri Morris Sheri Morris	Principal Financial Officer and Treasurer

Trustees:

/s/ David C. Arch* David C. Arch	Trustee

/s/ Jerry D. Choate* Jerry D. Choate	Trustee

/s/ Linda Hutton Heagy* Linda Hutton Heagy	Trustee

/s/ R. Craig Kennedy* R. Craig Kennedy	Trustee

/s/ Colin Meadows Colin Meadows	Trustee

/s/ Hugo F. Sonnenschein* Hugo F. Sonnenschein	Trustee

Signatures	Title

/s/ Wayne W. Whalen* Wayne W. Whalen	Trustee

/s/ Suzanne H. Woolsey* Suzanne H. Woolsey	Trustee

* Signed by John M. Zerr pursuant to a Power of Attorney dated June 19, 2013, filed in Registrant’s Post-Effective Amendment No. 12 on June 27, 2013.

/s/ John M. Zerr John M. Zerr Attorney-in-Fact	November 4, 2013

November 4, 2013
VIA EDGAR
Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Re:	Invesco Senior Loan Fund CIK No. 0000853180
Ladies and Gentlemen:
On behalf of the Invesco Senior Loan Fund (the “Fund”), attached herewith for filing pursuant to the provisions of the Securities Act of 1933, as amended, and rule 486(b) promulgated thereunder, and the Investment Company Act of 1940, as amended, is the electronic version of Post-Effective Amendment No. 14 (the “Amendment”) to the Fund’s Registration Statement on Form N-2. This amendment is being filed pursuant to paragraph (b)(1)(iii) of Rule 486 under the 1933 Act. As counsel to Invesco Advisers, Inc., investment adviser to the Fund, I have reviewed the Amendment and have determined that the Amendment does not contain disclosure that would render it ineligible to become effective pursuant to paragraph (b) of Rule 486 under the Securities Act of 1933.
Please send copies of all correspondence with respect to the Amendment to the undersigned or contact me at (713) 214-7888.
Very truly yours,
/s/ Peter A. Davidson
Peter A. Davidson
Counsel